Exhibit 5.3

July 18, 2017

Pembina Pipeline Corporation

4000, 585 - 8th Avenue SW

Calgary AB T2P 1G1

Re: Consent regarding Registration Statement on Form F-10 for Pembina Pipeline Corporation

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Pembina Pipeline Corporation (the “Registrant”) in connection with the registration statement on Form F-10 (the “Registration Statement”) filed by the Registrant on the date hereof with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Act”).

We acknowledge that we are referred to under the headings “Enforceability of Civil Liabilities”, “Legal Matters”, “Interests of Experts” and “Documents Filed as Part of the Registration Statement” in the prospectus forming a part of the Registration Statement and we hereby consent to such use of our name in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP